UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2013

Midstates Petroleum Company, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-35512 (Commission File Number)	45-3691816 (I.R.S. Employer Identification No.)

4400 Post Oak Parkway, Suite 1900 Houston, Texas (Address of principal executive offices)	77027 (Zip Code)

Registrant’s telephone number, including area code:  (713) 595-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On May 23, 2013, Midstates Petroleum Company, Inc. (the “Company”) and its wholly owned subsidiary Midstates Petroleum Company LLC (together with the Company, the “Issuers”) entered into a purchase agreement (the “Purchase Agreement”) with the representatives of the several initial purchasers named therein (collectively, the “Initial Purchasers”), under which they agreed to sell $700 million aggregate principal amount of the Issuers’ 9.25% senior notes due 2021 (the “Notes”) in a private placement conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Notes mature on June 1, 2021. The Company expects to receive net proceeds of approximately $681.5 million, after deducting the Initial Purchasers’ discount and estimated offering expenses.

The Company intends to use the net proceeds from the private placement to fund the purchase price of the Company’s previously announced acquisition of producing properties and undeveloped acreage from Panther Energy Company, LLC, Red Willow Mid-Continent, LLC, and Linn Energy Holdings, LLC (the “Panther Acquisition”).  The remaining proceeds will be used to repay a portion of the outstanding borrowings under the Company’s revolving credit facility, for general corporate purposes and to pay expenses related to the Panther Acquisition, the notes offering and the Company’s entry into an amendment to its revolving credit facility.

The offering of the Notes is expected to close on May 31, 2013, concurrently with the closing of the Panther Acquisition. If the Panther Acquisition does not close on May 31, 2013, the net proceeds from the offering will be deposited into an escrow account pending completion of the Panther Acquisition. If the closing of the Panther Acquisition does not occur on or prior to August 2, 2013, or if the related acquisition agreement is terminated at any time on or prior to that date, then the escrowed funds will be applied to the mandatory redemption of the Notes at a price equal to 100% of the initial offering price of the Notes, plus accrued and unpaid interest to the redemption date.

Some of the Initial Purchasers and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Certain of the Initial Purchasers and/or their affiliates acted as, and will continue to act as, arrangers, agents and/or lenders under the Company’s revolving credit facility and, in such capacity, will receive a portion of the net proceeds from this offering used to repay borrowings outstanding under the Company’s revolving credit facility. In addition, two of the Initial Purchasers served as financial advisors in connection with the Panther Acquisition. In addition, certain of the Initial Purchasers or their affiliates have also agreed to provide the Company an unsecured bridge credit facility under certain circumstances in the event this offering is not consummated, for which these Initial Purchasers or their affiliates will receive customary fees.

The Purchase Agreement contains customary representations, warranties and agreements of the Issuers and the Initial Purchasers and customary conditions to closing, indemnification rights, obligations of the parties and termination provisions.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 1.1 to this report and is incorporated herein by reference.

Item 8.01 Other Events.

On May 23, 2013, the Company issued a press release announcing the pricing of the Notes described in Item 1.01 of this report. A copy of this press release is filed as Exhibit 99.1 to this report, which is incorporated by reference into this Item 8.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

1.1	Purchase Agreement, dated May 23, 2013, by and among the Issuers and the Initial Purchasers named therein, relating to the offering of the Notes.
99.1	Press Release, dated May 23, 2013, announcing the pricing of the offering of the Notes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Midstates Petroleum Company, Inc.
(Registrant)

Date: May 24, 2013	By:	/s/ Eric J. Christ
Eric J. Christ
Assistant Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

1.1	Purchase Agreement, dated May 23, 2013, by and among the Issuers and the Initial Purchasers named therein, relating to the offering of the Notes.
99.1	Press Release, dated May 23, 2013, announcing the pricing of the offering of the Notes.